As filed with the Securities and Exchange Commission on July 31, 2020

Registration No. 333-____

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PRINCIPAL FINANCIAL GROUP, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	42-1520346
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

711 High Street

Des Moines, Iowa 50392

(Address of principal executive offices, including zip code)

PRINCIPAL FINANCIAL GROUP, INC. 2020 DIRECTORS STOCK PLAN

(Full title of the plan)

Christopher J. Littlefield, Esq.

Executive Vice President, General Counsel and Secretary

Principal Financial Group, Inc.

711 High Street

Des Moines, Iowa 50392

(515) 247-5111

(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filed	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee
Common Stock, par value $0.01 per share	214,975(2)(3)	$44.30	$9,523,393	$1,236.14

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), based upon the average of the high and low sales prices of the shares of common stock of Principal Financial Group, Inc. (the “Registrant”) as reported on the Nasdaq Global Select Market on July 27, 2020.

(2)	In addition, pursuant to Rule 416(a) under the Securities Act, this Registration Statement includes an indeterminate number of additional shares as may be issuable as a result of a stock split, stock dividend or similar adjustment of the outstanding common shares of the Registrant.

(3)	The total number of shares authorized for issuance under the Principal Financial Group, Inc. 2020 Directors Stock Plan (the “2020 Director Plan”) includes 160,000 new shares authorized under the 2020 Director Plan and 54,975 shares that remained available for grant under the Principal Financial Group, Inc. 2014 Directors Stock Plan (the “2014 Director Plan”).

EXPLANATORY NOTE

This Registration Statement is being filed for the purposes of registering 214,975 shares of common stock authorized for issuance pursuant to the 2020 Director Plan which was approved by the Registrant’s shareholders at the annual meeting of shareholders held on May 19, 2020. The number of shares of common stock being registered includes 160,000 new shares authorized for issuance under the 2020 Director Plan and 54,975 shares that remained available for grant under the 2014 Director Plan.

In addition, shares subject to awards under the Principal Financial Group Inc. Directors Stock Plan or the 2014 Director Plan that lapse, are forfeited or cancelled or are settled without the issuance of shares of common stock will also become available for awards under the 2020 Director Plan. Such shares may be registered for issuance under the 2020 Director Plan pursuant to subsequent registration statements or post-effective amendments to registration statements.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by Part I of Form S-8, this Registration Statement omits the information specified in Part I. The documents containing the information specified in Part I will be delivered to the participants in the plans covered by this Registration Statement, as required by Rule 428(b) under the Securities Act. Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents are incorporated by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2019 (filed February 14, 2020) (the “2019 Annual Report”), which incorporates by reference certain portions of the Registrant’s definitive proxy statement for the Registrant’s 2020 Annual Meeting of Shareholders filed on April 6, 2020, incorporated by reference in the 2019 Annual Report;

(b)	The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 (filed April 29, 2020) and June 30, 2020 (filed July 29, 2020);

(c)	The Registrant’s Current Reports on Form 8-K dated May 19, 2020 (filed May 21, 2020), May 26, 2020 (filed June 1, 2020) and June 9, 2020 (filed June 12, 2020); and

(d)	The description of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), included in Exhibit 4.5 to the 2019 Annual Report, and all amendments and reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Notwithstanding the foregoing, nothing in this Registration Statement shall be deemed to incorporate any information from Item 2.02 or Item 7.01 of any Form 8-K, or that is otherwise furnished under applicable Commission rules rather than filed, or any exhibits to the extent furnished in connection with such items.

Item 4. Description of Securities

Not applicable (the Registrant’s Common Stock is registered under Section 12 of the Exchange Act).

Item 5. Interests of Named Experts and Counsel

Not Applicable.

Item 6. Indemnification of Directors and Officers

The Registrant’s amended and restated certificate of incorporation provides that its directors will not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that this limitation on or exemption from liability is not permitted by the General Corporation Law of the State of Delaware and any amendments to that law. The Registrant’s amended and restated by-laws also provide indemnification for its directors and officers. The Registrant is required to indemnify its directors and officers for all judgments, fines, settlements, legal fees and other expenses incurred in connection with pending, threatened or completed legal proceedings because of the director’s or officer’s position with the Registrant or another entity that the director or officer serves at the Registrant’s request, subject to various conditions, and to advance funds to its directors and officers to enable them to defend against such proceedings. To receive indemnification, the director or officer must have been successful in the legal proceeding or have acted in good faith and in what was reasonably believed to be a lawful manner in the best interest of the Registrant.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

Exhibit	Description of Exhibit
No.

4.1	Amended and Restated Certificate of Incorporation of Principal Financial Group, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on June 17, 2005 (File No. 001-16725)).

4.2	Amended and Restated By-Laws of Principal Financial Group, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on March 2, 2018 (File No. 001-16725)).

4.3	Form of Certificate for the Common Stock of Principal Financial Group, Inc., par value $0.01 per share (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1, as amended, filed with the Commission on August 2, 2001 (No. 333-62558)).

5*	Opinion of Christopher J. Littlefield, Esq.

23.1*	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Christopher J. Littlefield, Esq. (included in Exhibit 5).

24*	Powers of Attorney.

99.1	Principal Financial Group, Inc. 2020 Directors Stock Plan (incorporated by reference to Appendix A to the Registrant’s Proxy Statement filed with the Commission on April 6, 2020 (No. 333-62558)).

*Filed herewith

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Des Moines, State of Iowa on July 31, 2020.

PRINCIPAL FINANCIAL GROUP, INC.

By:	/s/ Daniel J. Houston
Daniel J. Houston
Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Dated: July 31, 2020

By	/s/ Daniel J. Houston	By	*
	Daniel J. Houston Chairman, President, Chief Executive Officer and Director		Roger C. Hochschild Director

By	/s/ Deanna D. Strable-Soethout	By	*
	Deanna D. Strable-Soethout Executive Vice President and Chief Financial Officer		Scott M. Mills Director

By	*	By	*
	Jonathan S. Auerbach Director		Diane C. Nordin Director

By	*	By	*
	Jocelyn Carter-Miller Director		Blair C. Pickerell Director

By	*	By	*
	Michael T. Dan Director		Clare S. Richer Director

By	*	By	*
	Sandra L. Helton Director		Elizabeth E. Tallett Director

* Christopher J. Littlefield, by signing his name hereto, does hereby sign this document on behalf of each of the above-named directors of the Registrant pursuant to the powers of attorney duly executed by such persons.

By	/s/ Christopher J. Littlefield
Christopher J. Littlefield, Attorney-in-Fact